Exhibit 10.21

CERTIFICATE OF AMENDMENT OF

RESTATED

CERTIFICATE OF INCORPORATION

OF

EXPONENT, INC.

The undersigned, Michael R. Gaulke, hereby certifies that:

1. He is the duly elected and acting President and Chief Executive Officer of Exponent, Inc., a Delaware corporation.

2. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment amends paragraph (A) of Article Fourth of this Corporation’s Restated Certificate of Incorporation to read in its entirety as follows:

“(A) This Corporation is authorized to issue two classes of stock, preferred stock and common stock. The authorized number of shares of capital stock is One Hundred and Five Million (105,000,000) shares, of which the authorized number of shares of preferred stock is Five Million (5,000,000) and the authorized number of shares of common stock is One Hundred Million (100,000,000). The stock, whether preferred stock or common stock, shall have a par value of one-tenth of one cent ($0.001) per share. Each share of common stock of this Corporation outstanding, and each share of common stock held in this Corporation’s treasure, at the close of business on the effective date of this amendment shall be reclassified, converted and changed into two (2) fully paid and nonassessable shares of common stock, $0.001 par value, of this Corporation.”

3. The foregoing Certificate of Amendment has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the provisions the Corporation’s Restated Certificate of Incorporation and with the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

This Certificate of Amendment is executed at Menlo Park, California, May 24, 2006.

/s/ Michael R. Gaulke
Michael R. Gaulke
President and Chief Executive Officer